Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-141829 and No. 333-185624) of Lake Shore Bancorp, Inc. and subsidiary of our report dated March 22, 2024, relating to the consolidated financial statements, which appears in this annual report on Form 10-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

March 22, 2024